Exhibit 10.1
AGREEMENT FOR SERVICES
This Agreement for Services ("Agreement") is entered into as of this 12th day of November, 2014 between PetroShare Corp., a Colorado corporation ("Company"), and Kingdom Resources, LLC, a Colorado limited liability ("Contractor"), each of whom is sometimes referred to as a "Party" and both of whom are sometimes collectively referred to as the "Parties." The purpose of this Agreement is to set forth the terms under which Contractor shall perform services for Company in acquiring oil and gas interests and the consideration that shall be given by Company to Contractor for performing those services.
ARTICLE I—CONTRACTOR SERVICES
Contractor shall pursue the acquisition of oil and gas leases and/or other oil and gas interests in the Contract Area defined on Exhibit A to this Agreement, including but not limited to gathering title and leasehold information, securing the acquisition of fee, leasehold and other interests in oil and gas rights, ordering necessary abstracts of title, promptly submitting all necessary documentation concerning any acquisition or lease of such mineral rights to Company, and performing or obtaining all other services needed to secure such leases or other acquisitions of oil and gas mineral rights within the Contract Area, pursuant to Company's guidance.
Contractor further agrees to use reasonable efforts to assist Company with surface use negotiations on land located within the Contract Area that Company intends to operate, which assistance shall include without limitation securing potential drill sites and access to water for drilling operations based on ordinary, reasonable and customary arm's length terms.
ARTICLE II—RELATIONSHIP OF PARTIES
The relationship of Contractor to Company throughout the term of this Agreement shall be that of an Independent Contractor only, and it is understood and agreed that nothing in this Agreement makes, or shall be construed to make, Contractor an employee, agent or representative of the Company. Therefore, this Agreement does not give Company any authority or right to direct or control Contractor's actions and Contractor is fully responsible for determining when and how the services being provided pursuant to this Agreement will be performed. Contractor is also responsible for furnishing all supplies, equipment, and materials necessary to provide the services set forth in this Agreement. All persons engaged by Contractor to assist it in providing such services shall be employees or subcontractors of Contractor.
ARTICLE III—SUBCONTRACTORS
If Contractor determines that subcontractors are necessary to assist it in performing the services set forth herein, it may engage such subcontractors at its sole cost and expense, subject to the reimbursement provisions set forth herein. Contractor shall obtain from any such subcontractor a written agreement containing, at a minimum, terms substantially similar to those set forth herein, other than those relating to compensation to Contractor, and shall furnish an executed copy of any such agreement to Company upon request. Notwithstanding its decision to engage one or more subcontractors to assist it in performing services hereunder, Contractor shall remain primarily liable to Company for all of Contractor's obligations hereunder.

ARTICLE IV—STANDARD OF CARE
Contractor shall perform its services under this Agreement in accordance with the highest standards within the industry for the type of services provided herein, and shall comply with all applicable laws, regulations, orders and standards in providing services under this Agreement.
ARTICLE V—CONTRACTOR INSURANCE
Contractor shall be solely responsible for all of its own insurance and shall at all times maintain such types and amounts of insurance, including without limitation automobile, general liability and worker's compensation insurance, as my be reasonably be required by Company. Contractor shall furnish to Company proof of required insurance upon request.
ARTICLE VI—CONFIDENTIALITY
Because the services contemplated by this Agreement relate to information that is highly proprietary and of considerable value to Company, Contractor agrees to hold all work-related information, title information, areas of interest, maps, letters, memoranda, negotiations with companies or persons, and all other materials, plans and conversations concerning the services performed hereunder strictly confidential while this Agreement is in effect and for a period of two (2) years after termination hereof. Contractor shall obtain a like agreement from any subcontractors it retains to assist it in providing services under this Contract.
ARTICLE VII—PAYMENT AND AUDIT OF CONTRACTOR EXPENSES
Contractor agrees to pay all claims for labor, material, services and supplies furnished by Contractor and to take all reasonable precautions to ensure that no lawful lien or similar encumbrance is fixed upon any lease or other property of Company as a result of Contractor's negligence, willful misconduct, intentional act or misrepresentation. Company shall reimburse Contractor for such actual expenses it incurs with respect to any leases or other acquisitions approved and consummated under this Agreement, as set forth in Exhibit B hereto. Company shall have the right at any time within six (6) months after making any payment pursuant to this Article to audit any and all records, books and invoices related thereto, and this audit right shall survive the termination of this agreement.
ARTICLE VIII—PAYMENT OF ACQUISITION COSTS
Unless otherwise agreed by the Parties, all lease bonus or similar payments necessary to acquire fee, leasehold, royalty or other oil and gas interests under this Agreement shall be paid by means of Company sight drafts payable to the proper owner of the interest involved, by time drafts payable to such owners, or by such other method as may be agreed upon in writing by the Parties hereto. Any lease bonus or similar payments necessary to acquire fee, leasehold, royalty or other oil and gas interests under this Agreement advanced by Contractor shall be reimbursed as set forth in Exhibit C hereto.

ARTICLE IX—ACQUISITION DOCUMENTS
Company agrees that the form of lease attached hereto as Exhibit C, the form of lease assignment attached hereto as Exhibit D, and the form of Access and Damage Settlement Agreement attached hereto as Exhibit E may be used to lease oil and gas mineral rights in the Contract Area, and that any lease obtained using those forms shall be acceptable to Company, subject to the other provisions of this Agreement, including without limitation those concerning the acceptability of title to the mineral rights identified in any such lease. Company shall have the right to approve in advance of execution the form and terms of any agreement concerning the acquisition of oil and gas mineral rights by Contractor in the Contract Area not in the forms attached hereto as Exhibits C, D and E, subject to the other provisions of this Agreement, including without limitation those concerning the acceptability of title to the mineral rights identified in any such lease.
ARTICLE X—COMPENSATION
Contractor shall be entitled to compensation for the acquisition of any lease or other oil and gas mineral rights in the Contract Area pursuant to the terms set forth in Exhibit B hereto.
ARTICLE XI—CONTRACTOR TAX INDEMNITY
Contractor agrees to indemnify and hold Company, its parent, subsidiaries, and affiliates harmless from payment of all federal, state and local taxes, as well as the preparation and submission of all reports, returns and monies which may be imposed or required under Unemployment Insurance, Social Security, Workmen's Compensation, Federal or State Income Tax Law and all other applicable laws, regulations and orders relative to any payments that Company makes to Contractor pursuant to this contract. If required by federal or state taxing laws, Company is authorized to withhold monies due to Contractor and remit same to such taxing authority.
ARTICLE XII—MUTUAL LIABILITY INDEMNITY
To the full extent permitted by applicable law, Contractor and Company shall indemnify, defend and hold each other, and their parents, subsidiaries, affiliates and all members, officers and employees thereof, harmless against all losses, expenses or judgments, including reasonable attorney's fees, arising out of or related to claims made by any third-parties as a result of actions taken by either of them in connection with the performance of this Agreement. This obligation shall survive the termination of this Agreement.

ARTICLE XIII—CONTRACTOR ASSIGNMENT AND POST-TERMINATION
OBLIGATIONS
During the term of this Agreement and for a period of six (6) months after this Agreement terminates, Contractor shall not acquire directly or indirectly for itself or anyone other than Company any fee interest, leasehold, royalty or other interest in or options upon lands or mineral rights within the Contract Area, without first obtaining the Company's written consent, provided that if Company does not accept any lease obtained by Contractor within the Contract Area within five (5) business days of being offered such lease by Contractor, subject only to such standard conditions as acceptability of title to Company, then notwithstanding this provision Contractor shall have the right to offer that lease to other parties. If Contractor acquires any such interest in violation of this paragraph, upon Company's demand it shall assign such interest to Company on such form as Company may approve.
ARTICLE XIV—COMPANY POST-TERMINATION OBLIGATIONS
Following termination of this Agreement, whether upon the expiration of its Term or for cause, Company shall pay Contractor compensation, and shall reimburse Contractor for all lease acquisition expenses, as set forth in Exhibit B hereto, for all leases and other interests within the Contract Area that were identified to Company by Contractor prior to such termination and that are acquired by Company, either directly or indirectly, within six (6) months after the effective date of such termination.
ARTICLE XV—AUDIT OF CONTRACTOR
Company shall have the right to audit Contractor's books and records relating to services performed hereunder. To facilitate such audit, Contractor shall retain its books and records made in any calendar year during the term of Agreement, for a period of two (2) years from the end of such calendar year. This obligation survives termination of this Agreement. For the purpose of audit, Company and its authorized representatives or agents shall have the right to examine during business hours at Contractor's office and for a reasonable length of time all books, records, accounts, correspondence, instructions, specification, maps, receipts and memoranda insofar as they are pertinent to this Agreement.
ARTICLE XVI—AUDIT OF COMPANY
Contractor shall have the right to audit Company's books and records relating to any amounts payable to Contractor or that Contractor contends are payable pursuant to the terms of this Agreement. To facilitate such audit, Company shall retain its books and records made in any calendar year during the term of Agreement, for a period of two (2) years from the end of such calendar year. This obligation survives termination of this Agreement. For the purpose of audit, Contractor and its authorized representatives or agents shall have the right to examine during business hours at Company's office and for a reasonable length of time all books, records, accounts, correspondence, instructions, specification, maps, receipts and memoranda insofar as they are pertinent to this Agreement

ARTICLE XVII—TERM AND TERMINATION
This Agreement shall commence on the Effective Date and shall expire on December 31, 2015, unless earlier terminated for cause pursuant to the terms hereof. Thereafter, the Parties may, each in its sole discretion, decide whether to renew this Agreement on the same or different terms. During the term of this Agreement it may be terminated for cause, consisting of actions by either Company or Contractor in material breach of this Agreement, provided that (a) written notice of any such alleged breach is provided by the non-breaching party to the breaching party pursuant to the notice provisions of this Agreement, which notice shall set forth the alleged material breach or breaches in sufficient detail to allow the breaching party to attempt to cure the alleged breach or breaches and (b) the non-breaching party fails to cure the breach or breaches within thirty (30) days of such notice or, in the case of a breach or breaches that cannot reasonably be cured within such thirty (30) day period, within a reasonable time for curing such breach or breaches.
ARTICLE XVIII—NOTICES
Unless otherwise provided herein, any notice given pursuant to the terms of this Agreement shall be in writing and shall be delivered by fax or email, with a copy in writing sent by regular mail, to the addresses set forth below, which addresses may be changed by notice sent to the addresses set forth below, with such changes to be effective only when actually received:
To Company:

PetroShare Corp.
7200 South Alton Way, Suite B220
Centennial, CO 80112
Attn: Stephen J. Foley
(303) 770-6885 (Facsimile)
sfolev@PetroShareCorp.com

To Contractor:

Kingdom Resources LLC
7501 Village Square Drive, Suite 205
Castle Pines, CO 80108
(303) 600-9695 (Facsimile)
gene@equinoxland.com

With a copy to:
Peter C. Forbes, Esq.
Carver Schwarz McNab Kemper & Forbes, LLC

1600 Stout Street
Suite 1700
Denver, CO 80203
(303) 893-1829 (Facsimile)
pforbes@csmkf.com
ARTICLE XIX—ENTIRE AGREEMENT
All exhibits to this Agreement are expressly made a part of this Agreement, and the parties acknowledge and agreed that the written terms of this Agreement, including the Exhibits incorporated herein, constitute the complete agreement of the Parties with respect to the subject matter hereof, that any prior oral agreements or understandings between the Parties concerning the subject matter hereof are merged herein, and that no oral agreements or understandings between the Parties concerning the subject matter hereof, including any amendments hereto, shall be binding or enforceable unless agreed to in a writing signed by the Parties or their authorized representatives.
ARTICLE XX—AUTHORIZED SIGNATURES
The persons executing this Agreement below represent that they have been duly authorized to do so by the Party upon whose behalf they are executing this Agreement, and that this Agreement shall accordingly be binding on such Party
ARTICLE XXI—EFFECTIVE DATE
This Agreement may be executed in counterparts, and shall be effective as of the date first written above upon execution by both Parties.
ARTICLE XXII—GOVERNING LAW
This Agreement shall be interpreted according to the laws of the State of Colorado applicable to contracts made within, and to be performed within, the State of Colorado. Venue for any action between the Parties arising out of or relating to this Agreement shall lie exclusively in the District Court for the City and County of Denver.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

[Signatures on following page]

PETROSHARE CORP

By:    /s/ Stephen J. Foley
Name:    Stephen J. Foley
Title:     CEO

KINGDOM RESOURCES LLC
By:    /s/ Gene Osborne
Name:    Gene Osborne
Title:      Manager

EXHIBIT A

CONTRACT AREA

The project area subject to this Agreement shall be as follows:

Sections 1 through 36, All,
Township 1 South, Range 67 West, 6th PM
Adams County, Colorado

Any other areas as may be added to by mutual agreement by virtue of a revised Exhibit A.

EXHIBIT B

GUIDELINES FOR OIL & GAS LEASE AND MINERAL INTEREST ACQUISITIONS

It is the intent of these general guidelines to provide the basic terms and conditions which are acceptable to Company for acquisitions made hereunder. All obligations hereunder will be performed in good faith.

I.     LEASING OIL & GAS MINERAL INTERESTS
LESSEE OF RECORD:	Unless agreed otherwise, Contractor shall be the Lessee of record, as provided in the oil and gas lease form at Exhibit C.
INTEREST TO BE LEASED:	Within the Contract Area, any unleased fee minerals, including fee minerals owned by affiliates of Contractor.
MAXIMUM LEASE BONUS:
No less than $2,000 and no more than $3,000 per net acre to Landowner unless agreed to otherwise by the Parties. Contractor shall receive a payment equal to 10% of Landowner Bonus (the "Standard Contractor Fee"), provided that the total of the Landowner Bonus and the Standard Contractor Fee will not exceed $3,000 without Company's consent.

Example No. 1: Landowner Bonus is $2,500. Company pays $2,500 to Landowner as Landowner Bonus and $250 to Contractor as Standard Contractor Fee.

Example No. 2: Landowner Bonus is $2,900. Company pays $2,900 to Landowner as Landowner Bonus. Because total of Landowner Bonus and Standard Contractor Fee would exceed $3,000, Company would only pay $100 to Contractor as Contractor Fee unless Company agrees otherwise.

OIL & GAS LEASE TERMS:	3 year primary term with a minimum 2 year extension option at up to 75% of original lease bonus per net acre, or 5 + year primary lease term.
LANDOWNER ROYALTY ("LOR"):	Maximum of 18.75%, unless agreed to otherwise by the Parties.

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NET REVENUE INTEREST ("NRI"):
Company shall own and/or retain no less than 79.00% NRI, proportionately reduced, except with respect to leases obtained from entities affiliated with Contractor, where Company shall own and/or retain no less than 80.00% NRI, proportionately reduced.

OVERRIDING ROYALTY INTEREST:
Company and Contractor agree as to the following overriding royalty interest ("ORRI") distribution, proportionately reduced:

Unaffiliated Leases-79.00% Company NRI
● Reign Energy Partners, LLC ("Reign"): 2.00% ORRI

● Contractor: ORRI equal to positive difference between existing burdens of record, including Reign ORRI, and 21.00%.

● Note: ORRI is subject to change if the Parties agree to an LOR greater than 18.75%, and could result in a net zero ORRI to Reign and/or Contractor.
Affiliated Leases-80.00% Company NRI

● Reign: 1.00% ORRI if LOR equals 18.75%; 2.00% ORRI if LOR is less than 18.75%.

● Contractor: ORRI equal to positive difference between existing burdens of record, including Reign ORRI, and 20.00%.

● Note: ORRI is subject to change if the Parties agree to an LOR greater than 18.75%, which could result in a net zero ORRI to Reign and/or Contractor.

ORRI DISTRIBUTION METHOD:
Scenario 1-Contractor is Lessee: Contractor acquires and submits oil and gas lease(s) acceptable to the Company for recording, which names Contractor as Lessee. Within ten (10) business days of a return receipt of recorded lease, Contractor shall assign all its right, title and interest in the subject lease(s) to Company in the form of Exhibit D, and reserve an ORRI into Contractor. Within a reasonable time thereafter, Contractor shall assign an ORRI in accordance with the distribution amounts agreed to herein.

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Scenario 2-Company is Lessee: Contractor acquires and submits oil and gas lease(s) acceptable to the Company for recording, which name Company as Lessee. Within ten (10) business days of a return receipt of recorded lease, Company shall execute an Assignment of ORRI to Reign and Contractor in accordance with the distribution amounts agreed to herein.

NRI/ORRI EXAMPLES:
Example 1-15.00% LOR/Scenario 1-Unaffiliated: Contractor secures an oil and gas lease in the Contract Area in the name of Contractor from an unaffiliated entity, subject to a 15.00% LOR, and files it of record. Within ten (10) business days of return receipt of recorded lease, Contractor shall assign Company all right, title and interest in said lease, delivering a 79.00% NRI, and reserve an ORRI equal to the positive difference between existing lease burdens and 21.00%. Within a reasonable time thereafter, Contractor shall assign a 2.00% ORRI to Reign, and retain a 4.00% ORRI. All interests being proportionately reduced.

Example 2-18.75% LOR/Scenario 1-Unaffiliated:  Contractor secures an oil and gas lease in the Contract Area in the name of Contractor from an unaffiliated entity, subject to an 18.75% LOR, and files it of record. Within ten (10) business days of return receipt of recorded lease, Contractor shall assign Company all right, title and interest in said lease, delivering a 79.00% NRI, and reserve an ORRI equal to the positive difference between existing lease burdens and 21.00%. Within a reasonable time thereafter, Contractor shall assign a 2.00% ORRI to Reign, and retain a 0.25% ORRI. All interests being proportionately reduced.

Example 3-21.00% LOR/Scenario 1-Unaffiliated: Subject to prior agreement by the Parties, Contractor secures an oil and gas lease in the Contract Area in the name of Contractor from an unaffiliated party, subject to a 21.00% LOR, and files it of record. Within ten (10) business days of return receipt of recorded lease, Contractor shall assign Company all right, title and interest in said lease, delivering a 79.00% NRI, and reserve an

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ORRI equal to the positive difference between existing lease burdens and 21.00%. Under this scenario, there is no ORRI reserved or distributed. All interests being proportionately reduced.

Example 4-18.75% LOR/Scenario 1-Affiliated: Contractor secures an oil and gas lease in the Contract Area in the name of Contractor from an affiliated entity, subject to an 18.75% LOR, and files it of record. Within ten (10) business days of return receipt of recorded lease, Contractor shall assign Company all right, title and interest in said lease, delivering an 80.00% NRI, and reserve an ORRI equal to the positive difference between existing lease burdens and 20.00%. Within a reasonable time thereafter, Contractor shall assign a 1.00% ORRI to Reign, and retain a 0.25% ORRI. All interests being proportionately reduced.

II.        PURCHASING OIL & GAS MINERAL RIGHTS:
To be negotiated on a property by property basis, pursuant to subsequent parameters established by and between the Parties. If applicable, the above ORRI guidelines and understanding applies.
III.       PURCHASING OIL & GAS LEASEHOLD INTEREST:
To be negotiated on a property by property basis, pursuant to subsequent parameters established by and between the Parties. If applicable, the above ORRI guidelines and understanding applies.
IV.       COMPENSATION AND COST REIMBURSEMENT:
Company agrees to reimburse Contractor for actual documented land and title costs related to Company's leasing and mineral acquisition efforts within the Contract Area, based on customary industry standards which shall include, but not be limited to, subcontractor day rates and related costs, related attorney's fees, clerk and recorder fees, and as necessary, reasonable daily stipend for meals, mileage, and office supplies. Contractor shall undertake reasonable best efforts to control costs and work closely and transparently with Company towards that objective, relative to the task that Company has assigned to Contractor. Contractor shall submit an invoice for the costs related to the tasks assigned to Company on a bi-monthly basis, and Company agrees to make payment to Contractor within ten (10) days from receipt of said invoice.
Company and Contractor agree that the ORRI and Standard Contractor Fee, if any, as described herein are just and adequate compensation for Contractor's services, paid by Company in lieu of a Contractor day-rate.

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Company further agrees to pay all landowner lease bonus payments, lease option or extension payments, surface use and access fees, and seismic costs associated with leasing or the acquisition of other mineral interests within the Contract Area pursuant to this Agreement.
Any costs incurred by Contractor that are unrelated to Company's leasing and mineral acquisition efforts in the Contract Area, specifically costs attributable to the drilling and completion of oil and gas wells that would typically and proportionately be passed through to the Company's working interest partners if Company were the operator of such wells shall not be billed by Contractor to Company. However, in the event Company is the operator of wells being drilled and completed on lands located in the Contract Area and such lands coincide with materials that Contractor has in its possession that are attributable to the drilling and completion of an oil and gas well, but which Contractor has not previously billed to Company, then Company shall have the option to obtain said materials by paying the cost incurred by Contractor to obtain such materials.

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Producers 88-Paid Up
PetroShare Standard
(Colorado Rev. 9/2014)
EXHIBIT C - FORM OF PAID-UP
 OIL AND GAS LEASE
This Lease Agreement, made and entered into this __________ day of _______________, by and between ________________________________________ and PetroShare Corporation whose mailing address is  Corporate 25. 7200 S. Alton Way #8220, Centennial, Colorado, 80112 hereinafter called Lessee:
WITNESSETH:
1.     That Lessor, for and in consideration of Ten and More dollars ($10.00 & More) cash in hand paid, the receipt of which is hereby acknowledged, and the covenants and agreements hereinafter contained, has granted, demised, leased and let, and by these presents does grant, demise, lease and let exclusively unto the said Lessee, for the purpose of mining, exploring for (by geophysical and other methods), developing, producing, and marketing oil, gas and other substances covered hereby on the leased premises as hereinafter described, or lands pooled or unitized therewith, with rights of way and easements for ingress and egress from lands by Lessee, or its assignees, agents or permittees, as may be reasonably necessary to or associated with, but not limited to, the construction and maintenance of pipelines, telephone and electric lines, communication towers, tanks, ponds, pits, roadways, canals, water wells, disposal wells, injection wells, power stations, equipment, structures and other facilities deemed necessary by Lessee to produce, store, maintain, treat and transport said oil, gas, and other substances.
Being situated in the County of Adams State of Colorado, described as follows, to-wit:
See Exhibit A-Contract Area
and containing ______________acres, more or less.
In addition to the land described above, the term "leased premises" shall include to the same extent as if specifically described, lands riparian in nature; lands acquired or retained by avulsion, accretion, reliction or other natural causes that result in changes to any boundaries or centerline of any bodies of water, as commonly defined regardless of size, traversing or adjoining the above described lands; lands located in and under any road, easement or right-of-way traversing or adjoining the lands described above; any small strips or parcels of land adjacent or contiguous to the lands described above now owned or subsequently acquired, along with; any and all interests of Lessor now owned or subsequently acquired through other methods regardless of the mineral or gross acreage assumed or stated in this lease, and if Lessor owns or subsequently acquires more mineral acres than the amount upon which Lessors bonus payment was calculated, lessor shall notify Lessee and afford Lessee the opportunity to pay Lessor for the additional mineral acres at the same rate of the original bonus payment. In consideration of that additional bonus payment, Lessor agrees to execute at Lessee's request any additional or supplemental instrument required to cure and more accurately describe the leased premises. The term "oil" as used herein shall include and be defined as any liquid hydrocarbon substance that occurs naturally in the earth, including natural condensate recovered from gas without resort to manufacturing process. The term "gas" as used herein shall include and be defined as any substance which is produced in a natural state from the earth and maintains a gaseous or rarified state at ordinary temperature and pressure conditions, including but not limited to, helium, carbon dioxide, coal-bed methane, nitrogen, sulphur, casinghead gas and other commercial gases
2.      Subject to the other provisions herein contained, this lease shall remain in force for a primary term of 5 years from the date hereof, and for as long thereafter as oil, gas or other substances covered hereby are produced in paying quantities from said leased premises or lands pooled therewith, or drilling operations are continuously prosecuted. "Drilling Operations" as used herein shall include operations for both the drilling of a new well and such other operations conducted in efforts to establish, resume or reestablish production of oil and gas including, but not limited to, reworking, deepening or plugging back of a well or hole; such operations shall be considered "continuously prosecuted" if not more than one hundred twenty (120) days shall elapse between the completion and abandonment of one well or hole and the commencement of drilling operations on another well or hole; for a new well, drilling operations shall be deemed to have commenced when construction of the wellsite location or the road providing access to the wellsite location begins; for such other operations including but not limited to re-working, deepening, and plugging back of a well or hole, drilling operations shall be deemed to have commenced when Lessee has the requisite equipment in place at the wellsite.
3.      If at the expiration of the primary term of this lease, oil, gas or other substances covered hereby are not being produced in paying quantities from the leased premises or lands pooled therewith but drilling operations are being continuously prosecuted, and such efforts results in production of oil, gas or other substances therefrom, then this lease shall continue in force for so long thereafter as oil, gas, or other substances continue to be produced from the leased premises or lands pooled therewith
4.      This is a PAID-UP LEASE and all cash consideration first recited above have been paid to Lessor in advance to keep this lease in full force and effect throughout the primary term. In consideration of the payment, Lessor agrees that Lessee shall not be obligated, except as otherwise provided herein, to commence or continue any operations during the primary term or pay any annual rentals. Lessee may at any time or times during or after the primary term surrender this lease as to all or any portion of the lands described above, and as to any strata or stratum, by delivering to Lessor or by filing of record a release or releases, and be relieved of all obligations thereafter accruing to the acreage surrendered.

5.      Lessee shall deliver to the credit of Lessor as royalty, free of cost but not applicable taxes, into the tanks or in the pipeline on the leased premises to which lessee may connect its wells the equal one-sixth (116th) part of all oil produced and saved from the leased premises, or Lessee may from time to time at its option purchase any royalty oil in its possession, paying the market price thereof prevailing for oil of like grade and gravity in the field where produced on the date of purchase. The Lessee shall pay Lessor, as royalty, on gas, including casinghead gas or other gaseous substances, produced from the leased premises and sold or used off the premises or used in the manufacture of gasoline or other products, the market value at the well of one-sixth (1/6th) of the gas sold or used, provided that on gas sold the royalty shall be one-sixth (116th) of the amount realized from such sale. The amount realized from the sale of gas shall be the price established by the gas sales contract entered into in good faith by lessee and a gas purchaser for such term and under such conditions as are customary in the industry. Price shall mean the net amount received by lessee after giving effect to applicable regulatory orders and after application of any applicable price adjustments specified in such contract or regulatory orders. In the event lessee compresses, treats, purifies or dehydrates such gas (whether on or off the leased premises) or transports gas off the leased premises, lessee in computing royalty hereunder may deduct from such price a reasonable charge for each of such functions performed; including associated fuel

6.     If at any time, either before or after the expiration of the primary term of this lease, there is one or more wells capable of producing oil, gas or other associated substances in paying quantities on lands covered by this lease, or on other lands with which lands covered by this lease are pooled or unitized therewith, but such well or wells are shut-in, whether before or after production thereof, and this lease is not being maintained otherwise as provided herein, this lease shall not terminate (unless released by Lessee) and it shall nevertheless be considered that oil, gas or other associated substances are being produced from lands covered by this lease during all times while the well is so shut-in. Lessee shall use reasonable diligence to market the oil or gas capable of being produced from such shut-in well, but shall be under no obligation to market the oil or gas under terms, conditions or circumstances which, in Lessee's judgment exercised in good faith, are unsatisfactory. When the lease is continued in force in this manner, Lessee shall pay or tender to the Lessor or Lessor's successors or assigns, an amount equal to $1.00 per year per net mineral acre covered by the lease. Such payments shall be made on or before the shut-in royalty payment date, as defined below, next occurring after the expiration of one hundred twenty (120) days from the date the well was shut-in, unless prior to such date oil or gas from the well is sold or used or the lease is otherwise maintained as provided herein. In like manner, on or before each succeeding shut-in royalty payment date while such well remains shut-in, lessee shall make payment of shut-in royalty in the same amount and manner. The term "shut-in royalty payment date" shall mean the anniversary date of this lease. Any shut-in royalty payment may be made by cash, draft or check, mailed or tendered at Lessor's address on or before the shut-in royalty date. Lessee's failure to pay or tender, or properly pay or tender, any such sum shall render Lessee liable for the amount due but it shall not operate to terminate the lease

7.     If Lessor owns less than the full mineral estate in all or any part of the leased premises, the royalties and shut-in royalties payable hereunder for any well or wells on any part of the leased premises or lands pooled therewith shall be reduced to the proportion that lessor's interest in such part of the leased premises bears to the full mineral estate in such part of the leased premises, calculated on a net acreage basis

8.     Lessee shall have the right to use, free of cost, gas, oil and water produced on said lands for Lessee's operation thereon, except water from wells and reservoirs of Lessor

9.      Lessee shall pay to lessor reasonable amounts for damages caused by its operations on said land

10.     When requested by Lessor, Lessee shall bury its pipelines which traverse cultivated lands below plow depth

11.     No well shall be drilled nearer than five hundred (500) feet to an occupied dwelling on said premises, without written consent of Lessor.

12.     Lessee shall have the right at any time (but not the obligation), to remove all improvements, machinery, and fixtures placed or erected by Lessee on said premises, including the right to pull and remove casings.

13.     The interest of either Lessor or Lessee hereunder may be assigned, devised or otherwise transferred in whole or in part, by area and/or by depth or zone, and the rights and obligations of the parties hereunder shall extend to their respective heirs, devisees, executors, administrators, successors and assigns. No change in Lessor's ownership shall have the effect of reducing the rights or enlarging the obligations of Lessee hereunder, and no change in ownership shall be binding on Lessee until one hundred twenty (120) days after Lessee has been furnished the original or certified or duly authenticated copies of the documents establishing such change of ownership to the satisfaction of Lessee or until Lessor has satisfied the notification requirements contained in Lessee's usual form of division order. In the event of the death of any person entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to the credit of decedent or decedents estate in the depository designated above. If at any time two or more persons are entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to such persons or to their credit in the depository, either jointly or separately in proportion to the interest which each owns. If Lessee transfers its interest hereunder in whole or in part Lessee shall be relieved of all obligations thereafter arising with respect to the transferred interest, and failure of the transferee to satisfy such obligations with respect to the transferred interest shall not affect the rights of Lessee with respect to any interest not so transferred. If Lessee transfers a full or undivided interest in all or any portion of the area covered by this lease, the obligation to pay or tender shut-in royalties hereunder shall be divided between Lessee and the transferee in proportion to the net acreage interest in this lease then held by each.

14.      Lessee, at its option, is hereby given the right and power at anytime and from time to time as a recurring right, either before or after production, as to all or any part of the lands described herein and as to any one or more of the formations hereunder, to pool or unitize the leasehold estate and the mineral estate covered by this lease with other land(s), lease or leases in the immediate vicinity for the production of oil and gas, or separately for the production of either, when in Lessee's judgment it is necessary or advisable to do so, and irrespective of whether authority similar to this exists with respect to such other land(s), lease, or leases. Likewise, units previously formed to include formations not producing oil or gas, may be reformed to exclude such non-producing formations. The forming or reforming of any unit shall be accomplished by Lessee executing and filing of record a declaration of such unitization or reformation, which declaration shall describe the unit. Any unit may include land upon which a well has theretofore been completed or upon which operations for drilling have therefore been commenced. Production, drilling or reworking operations or a well shut in for want of a market anywhere on a unit which includes all or a part of this lease shall be treated as if it were production, drilling or reworking operations or a well shut in for want of market under this lease. In lieu of the royalties elsewhere herein specified, including shut-in gas royalties, Lessor shall receive on production from the unit so pooled royalties only on the portion of such production allocated to this lease; such allocation shall be that proportion of the unit production that the total number of surface acres covered by this lease and included in the unit bears to the total number of surface acres in such unit. In addition to the foregoing, lessee shall have the right to unitize, pool, or combine all or any part of the above described lands as to one or more of the formations thereunder with other land(s) in the same general area by entering into a cooperative or unit plan of development or operation approved by any governmental authority and, from time to time, with like approval, to modify, change or terminate any such plan or agreement and, in such event, the terms, conditions, and provisions of this lease shall be deemed modified to conform to the terms, conditions, and provisions of such approved cooperative or unit plan of development or operation and, particularly, all drilling and development requirements of this lease, express or implied, shall be satisfied by compliance with the drilling and development requirements of such plan or agreement, and this lease shall not terminate or expire during the life of such plan or agreement. In the event that said above described lands or any part thereof, shall hereafter be operated under such cooperative or unit plan of development or operation whereby the production therefrom is allocated to different portions of the land covered by said plan, then the production allocated to any particular tract of land shall, for the purpose of computing the royalties to be paid hereunder to Lessor, be regarded as having been produced from the particular tract of land to which it is allocated and not to any other tract of land; and the royalty payments to be made hereunder to Lessor shall be based upon production only as so allocated

15.      In the event that Lessor, during the primary term of this lease, receives a bona fide offer which Lessor is willing to accept from any party offering to purchase from Lessor a lease covering any or all of the substances covered by this lease and covering all or a portion of the land described herein, with the lease becoming effective upon expiration of this lease, Lessor hereby agrees to notify Lessee in writing of said offer immediately, including in the notice the name and address of the offeror, the price offered and all other pertinent terms and conditions of the offer. Lessee, for a period of fifteen (15) days after receipt of the notice, shall have the prior and preferred right and option to purchase the lease or part thereof or interest therein, covered by the offer at the price and according to the terms and conditions specified in the offer.

16.      Lessee's obligations and covenants hereunder, whether express or implied, shall be subject to all federal and state, county or municipal laws, executive orders, rules and regulations and Lessee's obligations and covenants by Lessee hereunder, whether express or implied, shall be suspended at the time or from time to time as compliance with such obligations and covenants is prevented or hindered by or is in conflict with federal, state, county, or municipal laws, rules, regulations or executive orders asserted as official by or under public authority claiming jurisdiction, or Act of God, adverse field, weather, or market conditions, inability to obtain materials in the open market or transportation thereof, wars, strikes, lockouts, riots, or other conditions or circumstances not wholly controlled by Lessee, and this lease shall not be terminated in whole or in part, nor Lessee held liable in damages for failure to comply with any such obligations or covenants if compliance therewith is prevented or hindered by or is in conflict with any of the foregoing eventualities. The time during which Lessee shall be prevented from conducting drilling or reworking operations during the primary term of this lease, under the contingencies above stated, shall be added to the primary term of the lease.

17.      No litigation shall be initiated by Lessor with respect to any breach or default by Lessee hereunder, for a period of at leastninety days (90) days after Lessor has given Lessee written notice fully describing the breach or default, and then only if Lessee fails to remedy the breach or default, within such period. In the event the matter is litigated and there is a final judicial determination that a breach or default has occurred, this lease shall not be forfeited or canceled in whole or in part unless Lessee is given a reasonable time after said judicial determination to remedy the breach or default and Lessee fails to do so.

18.      Lessor hereby warrants and agrees to defend the title to the lands described above, and agrees that the lessee, at its option, shall have the right at any time to pay for Lessor, any mortgage, taxes or other liens existing, levied or assessed on or against the above described lands in the event of default of payment by Lessor and be subrogated to the rights of the holder thereof, and Lessor hereby agrees that any such payments made by Lessee for the Lessor may be deducted from any amounts of money which may become due the Lessor under the terms of this lease.
IN WITNESS WHEREOF, this lease is executed to be effective as of the date first written above, but upon execution shall be binding on the signatory and the signatory's heirs, devisees, executors, administrators, successors and assigns, whether or not this lease has been executed by all parties herein above named as Lessor.

____________________________________________        ____________________________________________

ACKNOWLEDGMENT

STATE OF	}
} ss.
COUNTY OF	}

BE IT REMEMBERED, That on this                                      day of.    _________________,2014 , before me, a Notary Public in and for said
County and State, personally appeared
known to me to be the identical person(s) described in and who executed the within and foregoing instrument and acknowledged to me that he/she/they executed the same as his/her/their free and voluntary act and deed for the uses and purposes therein set forth.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first written above.

Notary Public
SEAL	Residing at _________________________________________
My Commission Expires: _______________________________

WHEN RECORDED, MAIL TO:

Kingdom Resources, LLC
Address:

EXHIBIT D — FORM OF OIL AND GAS LEASE ASSIGNMENT

STATE OF COLORADO	}
} KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF DOUGLAS	}

THAT for the sum of Ten Dollars ($10.00) and other good and valuable consideration paid to it, the receipt and sufficiency of which are hereby acknowledged, KINGDOM RESOURCES, LLC, a Colorado limited liability company, whose address is 7501 Village Square Drive, Suite 205, Castle Pines, Colorado 80108 (hereinafter referred to as "Assignor") has GRANTED, SOLD, TRANSFERRED, ASSIGNED, and CONVEYED and by these presents does GRANT, SELL, TRANSFER, ASSIGN, and CONVEY unto PETROSHARE CORPORATION, a Colorado corporation, whose address is Corporate 25, 7200 S. Alton Way, #B220, Centennial, CO 80112 (hereinafter referred to as "Assignee"), all of Assignor's right, title and interest in and to the oil, gas, and mineral lease(s) set forth on Exhibit "A" attached hereto, insofar and only insofar as said lease(s) cover the lands described on Exhibit "A" (the "Leases"), all being located in Adams County, Colorado.

Reserving unto Assignor an overriding royalty interest in and to such leases to KINGDOM RESOURCES, LLC equal to the positive difference between existing lease burdens of record and _____ percent (__%) of all oil, gas and other hydrocarbons produced, saved and marketed from the Leases hereby assigned, and further reserving unto REIGN ENERGY PARTNERS, LLC an overriding royalty interest in and to such leases equal to the positive difference between existing lease burdens of record and __________ percent (___%) of all oil, gas and other hydrocarbons produced, saved and marketed from the Leases hereby assigned. The foregoing reserved overriding royalties and all other terms and conditions of this Assignment shall apply to any and all extensions, renewal and substitute leases obtained by Assignee, its successors or assigns, on the land described herein. If said Leases cover less than the full fee simple estate in the oil, gas and other hydrocarbons under any tract or tracts of the land assigned, with respect to that tract or tracts, the overriding royalty herein reserved by Assignor shall be proportionately reduced.

Assignor hereby warrants that the Leases conveyed herein shall be free and clear of any and all claims, liens, and encumbrances created by, through, or under Assignor, but not otherwise. Except for the special warranty of title set forth in the immediately preceding sentence, this Assignment of Oil and Gas Lease is made and delivered to Assignee without any warranty of title, express, implied or statutory.

The terms and provisions of this Assignment of Oil and Gas Lease shall be binding upon and inure to the benefit of the parties hereto together with their respective heirs, successors and assigns.

Executed and effective this _______ day of _________, 201__.

ASSIGNOR KINGDOM RESOURCES, LLC
By:
Name:
Title:

STATE OF	}
} ss.
COUNTY OF	}

The foregoing instrument was acknowledged before me on this _____day of, 2014, by ________________________________________________________, for Kingdom Resources, LLC, a Colorado limited liability company, on behalf of said entity.

(Seal)
Notary Public - State of Colorado
My Commission Expires: _______________________________

Exhibit E — Form of Access and Damage Settlement Agreement
KNOW ALL MEN BY THESE PRESENTS THAT:
This Access and Damage Settlement Agreement made and entered into this ______ day of, _________2014, by and between ___________________________________________, hereinafter referred to as "Owners" and PetroShare Corporation, whose address is Corporate 25, 7200 S. Alton Way #B220, Centennial, Colorado 80112.
For and in consideration of the sum of Ten and more dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we, the undersigned each of lawful age, do hereby release acquit and forever discharge PetroShare Corporation, hereinafter referred to as "Operator", its employees, agents and contractors, from any and all losses, liabilities, claims, damages, demands and causes of action for any and all injuries and damage to the surface of the tract of land herein below described and to the appurtenances, improvements and vegetation on said tract of land owned by the undersigned, their respective employees and/or tenants, arising directly or indirectly in connection with the operations of Operator, its employees, agents and contractors, which include but is not limited to i) accessing, ii) building a drillsite, iii) drilling, completing and producing a well or wells, and iv) exercising other contractual, lease, or statutory rights of the Operator on the subject tract of land being more particularly described as follows, to wit:
A strip of land ("Access Road") in the_________ 1/4 of Section __________, Township 1 South, Range 67 West, 6th P.M., Adams County, Colorado and the tract of land for a Drillsite ("Drillsite") located in the NW1/4 of said Section __________, the Drillsite and Access Road to occupy approximately ___________ acres more or less.
The parties do hereby further agree as follows:
Operator shall pay the Sum of ___________ Thousand and No/100 Dollars ($_,000.00) per acre as surface damages to build the Access Road and Drillsite location, to drill a well(s) for the purposes of developing the minerals underlying the drilling and spacing unit comprised of Section(s) _________and ___________, Township 1 South, Range 67 West, or lands pooled therewith or adjacent thereto, and in the event the well(s) is completed as producer or in the effort thereof, then to use, install, construct and maintain gathering lines, transportation lines, and power lines as well as the ability to use, install, construct and maintain on the Drillsite equipment and facilities for production, storage, transportation and/or marketing of produced substances. Operator shall have the option to drill more than one well from the Drillsite and shall pay Owner the sum of  ___________ Thousand Five Hundred Dollars ($_,500.00) for each additional well drilled therefrom within Thirty (30) days of the date that Operator begins drilling operations on such well(s). Operator shall also have the option to expand the size of the Drillsite and Access Road by paying Owner the Sum of __________Thousand Dollars ($_,000.00) for each additional acreage, or fraction thereof, which shall not exceed ______________ (______) total acres for the Drillsite.
It is expressly agreed by the undersigned that if a well is not drilled on said Drillsite, or if the captioned premises are not entered for the purposes described herein in preparation for the drilling of a well, then and in that event, this Access and Damage Settlement Agreement shall be deemed null and void, the payment in the amount described above for the surface damages is hereby waived and Operator shall not be required by this agreement to make such payment to the undersigned.
Access to the property shall be limited to Operator and its contractors, personnel and agents involved in the drilling and operation of such well(s) and shall not be open to the general public. Operator shall be responsible for the repair and maintenance of the Access Road and Drillsite constructed hereunder prior to termination of Operator's use. Operator shall leave all cattle guards installed, if any, permanently in place.
Operator shall comply with and be subject to all applicable hazardous materials laws and other applicable regulations or restrictions duly and validly adopted by the State of Colorado or any political subdivision thereof and agrees to indemnify and hold harmless Owner from and against any and all responsibility or liability for violation of the same by Operator's agents or employees, including responsibility for any hazardous waste spills that may be associated with Operator's use of the premises.
Upon the termination of Operator's activities on the Access Road and Drillsite, Operator agrees to restore the surface to its original condition (as nearly as practicable) including reseeding or at Owner's written request, Operator may leave the Access Road and/or Drillsite in place, as is, for Owner's use.
Operator shall indemnify and hold Owner, its officers, employees, agents, successors and assigns harmless from and against any and all liability, loss damage claims, demand actions, causes of actions, including court costs and attorney's fees which may result from property damage for personal injury to, or death to persons whomsoever, including any person using the Access Road and Drillsite when such personal injury, death loss, destruction, or damage arises because of the existence of any of the improvements or the construction, operation, maintenance, repair, removal reconstruction, or use of the roadway and Drillsite or any part thereof, except to the extent that such liability, loss damage, claims, demands actions, causes of actions, including court costs and attorney's fee arise out of the negligence, willful misconduct, or any act or omission of Owner, or its agents, employees, successors or assigns. This indemnity shall cease at such time as (i) Operator completes restoration of the Access Road or Drillsite or (ii) Owner elects in writing to have the Operator leave the Access Road and/or Drillsite in place.
The undersigned Owners, do hereby further agree that payment of the consideration as set forth above shall be full and complete payment, settlement, compromise and satisfaction of any and all of the above mentioned losses, liabilities, claims, damages demands and causes of action accrued or accruing to the undersigned, their respective employees and/or tenants arising directly or indirectly in connection with the above mentioned operations by Operator, its employees, agents and contractors and that such payment is in no way an admission of liability by Operator, its employees, agents or contractors.
Any notice or payment required or permitted to be given hereunder shall be deemed to be delivered when deposited in the U.S. Mail, postage prepaid, certified with return receipt requested, or registered mail, addressed to the party to which it is intended at the address set forth above for such part and that each party may rely on the last known address of the other party until notified by the other part, their successors or assigns.
This instrument may be executed in any number of counterparts and shall be binding upon all parties who have executed such a counterpart with the same force and effect as if all parties have signed the same document.
This Agreement shall inure to the benefit of the Owners and Operator as well as their Successors and Assignees.

Executed this ______ day of ____________, ________.

Name:

Signature Owner

ACKNOWLEDGMENT

STATE OF	}
} ss.
COUNTY OF	}

On this ______ day of __________, 2014, before me, a Notary Public, personally appeared ___________________________, known to me to be the persons described in and who executed the within instrument, and acknowledged to me that he executed the same as her free and voluntary act and deed for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by Notarial seal the day and year first above written.

(S E A L )
NOTARY PUBLIC
My Commission Expires: ____________________

PETROSHARE CORPORATION
by its representative, _____________________

_______________________________________
TITLE:    Duly Authorized Representative

STATE OF	}
} ss.
COUNTY OF	}

Before me, the undersigned, a Notary Public in and for said county and state, on this _______ day of _______________, 2014, personally appeared ___________________________, the Duly Authorized Representative of PetroShare Corporation, and that said instrument was signed on behalf of said corporation and said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by Notarial seal the day and year first above written.

(S E A L )
Notary Public
My Commission Expires: _________________